Exhibit 99.1

MARTEN TRANSPORT, LTD. ANNOUNCES

ONE MILLION SHARE REPURCHASE PROGRAM FOR COMMON STOCK

MONDOVI, Wis., December 4, 2007 — Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced today that its board of directors has approved a share repurchase program for the company to repurchase up to one million shares of its common stock.  This program is intended to be implemented through purchases made in either the open market or through private transactions, in accordance with Securities and Exchange Commission requirements.  The timing and extent to which the company repurchases its shares depends on market conditions and other corporate considerations.  The repurchase program does not have an expiration date.

Chairman, President and Chief Executive Officer Randolph L. Marten said, “We are pleased to announce that our board has authorized a share repurchase program because it is a reflection of our board’s confidence in the company’s financial strength and our overall commitment to stockholders.  We believe that our stock remains significantly undervalued in the market and we continue to have confidence in the long-term value of Marten Transport.”

Marten Transport, with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States.  Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

CONTACTS: Randy Marten, Chairman, President and Chief Executive Officer, and Jim Hinnendael, Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.